Exhibit 99.1

MV Oil Trust

MV Oil Trust Announces Trust Fourth Quarter Distribution

MV OIL TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, January 5, 2021 — MV Oil Trust (NYSE: MVO) announced the Trust distribution of net profits for the fourth quarterly payment period ended December 31, 2020.

Unitholders of record on January 15, 2021 will receive a distribution amounting to $1,265,000 or $0.110 per unit payable January 25, 2021.

Volumes, average price and net profits for the payment period were:

Volume (BOE)	166,749
Average price (per BOE)	$35.31
Gross proceeds	$5,887,465
Costs	$4,229,026
Net profits	$1,658,440
Percentage applicable to Trust’s 80%
Net profits interest	$1,326,752
MV Partners reserve for capital expenditures	$--
Total cash proceeds available for the Trust	$1,326,752
Provision for estimated Trust expenses	$(61,752)
Net cash proceeds available for distribution	$1,265,000

This press release contains forward-looking statements. Although MV Partners, LLC has advised the Trust that MV Partners, LLC believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended December 31, 2020. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, the effect, impact, potential duration or other implications of the COVID-19 pandemic, the dispute over production levels between Russia and the members of the Organization of Petroleum Exporting Countries, including Saudi Arabia, and other risk factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the period ended September 30, 2020 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact: MV Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Michael Ulrich

512-236-6599

601 Travis Street, Floor 16, Houston, TX 77002